Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 1, 2019, relating to the consolidated financial statements of Predictive Oncology Inc. (the “Company”; f/k/a Precision Therapeutics Inc.) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) appearing in the Annual Report on Form 10-K of Predictive Oncology Inc. for the year ended December 31, 2018. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

December 10, 2019